UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): August 5, 2014

THE MADISON SQUARE GARDEN COMPANY

(Exact name of registrant as specified in its charter)

Delaware	1-34434	No. 27-0624498
(State or other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification Number)

Two Penn Plaza New York, NY	10121
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (212) 465-6000

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Sean R. Creamer

On August 5, 2014 the Board of Directors of The Madison Square Garden Company (the “Company”) appointed Sean R. Creamer to succeed Robert M. Pollichino as Executive Vice President and Chief Financial Officer of the Company, effective September 1, 2014. Mr. Creamer, age 49, most recently served as President and Chief Executive Officer at Arbitron Inc. (now Nielson Audio) from December 2012 until January 2014 and as a Director at Arbitron Inc. from August 2012 through September 2013. Prior to this role, he held a variety of executive positions at Arbitron Inc.: Executive Vice President and Chief Operating Officer from August 2011 through December 2012; Executive Vice President, U.S. Media Services from July 2010 through July 2011; and Executive Vice President, Finance and Planning and Chief Financial Officer from August 2005 through June 2010. Immediately prior to joining Arbitron Inc., Mr. Creamer worked for Laureate Education, Inc., where he served as Senior Vice President and Chief Financial Officer.

In connection with Mr. Creamer’s appointment as Executive Vice President and Chief Financial Officer, Mr. Creamer and the Company entered into an employment agreement dated August 5, 2014 (the “Employment Agreement”). The term of the Employment Agreement commences as of September 1, 2014 and, unless terminated earlier in accordance with its terms, will expire on June 30, 2017. Mr. Creamer will receive a minimum base salary of $750,000 and will be eligible to participate in the Company’s discretionary annual cash incentive program with an annual bonus opportunity equal to at least 90% of his base salary.

Commencing with the Company’s fiscal year starting July 1, 2014, Mr. Creamer will be eligible, subject to continued employment by the Company, to participate in such long-term incentive programs that are made available in the future to similarly situated executives at the level determined by the Compensation Committee of the Board. It is expected that Mr. Creamer will receive annual grants of one or more long-term awards with an aggregate target value of not less than $1,100,000.

If Mr. Creamer’s employment with the Company is terminated prior to June 30, 2017 (i) by the Company (other than for “Cause” (as defined in the Employment Agreement)) or (ii) by Mr. Creamer for “Good Reason” (as defined in the Employment Agreement) other than if Cause exists, then, subject to Mr. Creamer’s execution and non-revocation of a separation agreement (including, without limitation, non-compete (limited to one year), non-disparagement, non-solicitation, confidentiality, and further cooperation obligations and restrictions on Mr. Creamer as well as a general release by Mr. Creamer of the Company and its affiliates), the Company will provide Mr. Creamer with (i) a severance payment in an amount determined at the discretion of the Company, but in no event less than two times the sum of Mr. Creamer’s annual base salary and annual target bonus as in effect at the time of termination of employment; (ii) accelerated vesting of all outstanding long-term incentive awards granted with respect to the Company’s fiscal year commencing July 1, 2014, subject to the achievement of any applicable performance criteria; such awards will be paid/delivered if, when, and to the same extent they are paid/delivered to similarly situated Company employees holding such awards, (iii) any unpaid annual bonus for the fiscal year prior to the year in which the termination occurred, (iv) a prorated bonus for the fiscal year in which the termination occurred; provided that in the case of clauses (iii) and (iv), such amounts will be payable at the same time as such bonuses are paid to similarly situated executives and will be based on Mr. Creamer’s then current annual target bonus as well as Company and business unit performance.

The description above is qualified in its entirety by reference to the Employment Agreement, which is attached as Exhibit 10.1 and incorporated into this Item 5.02 by reference.

Robert M. Pollichino

Robert M. Pollichino will resign as Chief Financial Officer of the Company on September 1, 2014 and will retire from the Company later this year. As previously disclosed in the Company’s Form 8-K filed on January 6, 2014, Mr. Pollichino has a consulting agreement with the Company pursuant to which he will be available to serve as a consultant to the Company through the first anniversary of his retirement.

Item 9.01	Financial Statements and Exhibits.

(d) Exhibits

10.1	Employment Agreement dated August 5, 2014, between the Company and Sean R. Creamer.

99.1	Press Release dated August 5, 2014.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

THE MADISON SQUARE GARDEN COMPANY (Registrant)

By:	/s/ Lawrence J. Burian
	Name:	Lawrence J. Burian
	Title:	Executive Vice President, General Counsel and Secretary

Dated: August 5, 2014